Exhibit 10.15

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into as of 18th day of March, 2019 (“Effective Date”), by and between FSP 1001 17TH STREET LLC, a Delaware limited liability company (“Landlord”), and PING IDENTITY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord’s predecessor-in-interest and Tenant entered into that certain Lease Agreement dated January 21, 2011 (“Base Lease”), as amended by that certain First Amendment to Lease Agreement (“First Amendment”) dated November 12, 2015, that certain Second Amendment to Lease Agreement (“Second Amendment”) dated December 6, 2017, that certain Third Amendment to Lease Agreement (“Third Amendment”) dated August 21, 2018, and that certain Fourth Amendment to Lease Agreement (“Fourth Amendment”) dated effective February 1, 2019. The Base Lease as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment is referred to herein as the “Lease”, which pertains to those certain premises consisting of approximately 76,386 rentable square feet of space (the “Existing Premises”) located in Suite 830 (“Suite 830”), Suite 100, Suite 800, and the 9th floor in the building located at 1001 17th Street, Denver, Colorado 80202 (“Building”). Except for such terms and words as are defined herein, any other capitalized terms and words used herein shall have the meaning attributed to them as set out in the Lease.

B.                                    Tenant desires to lease from Landlord additional space in the Building, and Landlord desires to lease to Tenant additional space in the Building.

C.                                    The Lease is guaranteed to by Roaring Fork Intermediate, LLC, a Delaware limited liability company (“Guarantor”), pursuant to that certain Guaranty of Lease dated August 26, 2018 (“Guaranty”).

D.                                    Landlord and Tenant desire to memorialize the expansion of the Existing Premises, and otherwise desire to amend certain terms of the Lease as provided herein.

NOW, THEREFORE, in consideration of the mutual obligations and covenants contained in this Amendment and the Lease, as amended, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      The Term of the Lease for Suite 830 is scheduled to expire on July 31, 2019 (the “Suite 830 Expiration Date”). Thereafter, the Existing Premises shall consist of approximately 71,481 rentable square feet comprised of Suite 100, Suite 800 and the 9th Floor of the Building. On or before the Suite 830 Expiration Date, Tenant shall surrender Suite 830 to Landlord in broom clean condition and otherwise as required by the Lease as provided in the Third Amendment and the Fourth Amendment. If Tenant fails to timely surrender Suite 830 as required therein, such holding over shall continue to be subject to the terms and provisions of the Lease, including without limitation Sections 17 and Section 24 of the Base Lease.

2.                                      In addition to the Existing Premises, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord additional space in the Building consisting of approximately 18,375 rentable square feet of space known as Suite 1100 on the 11th floor of the Building (“Suite 1100”), as shown on Exhibit A hereto and made part hereof by reference, on all the terms of the Lease as herein amended, on the following basis:

A.                                    Landlord will use commercially reasonable efforts to deliver Suite 1100 to Tenant on or before June 1, 2019 (the “Estimated Delivery Date”) for the purpose or Tenant conducting the Suite 1100 Improvements (as hereinafter defined). The actual date of delivery of Suite 1100 to Tenant, whether such occurs before or after the Estimated Delivery Date, shall be referred to herein as the “Delivery Date”. Notwithstanding the foregoing, if Landlord is delayed in delivering possession of Suite 1100 to Tenant by the Estimated Delivery Date due to any reason, including the holdover or unlawful possession of such space by any third party, or for any other reason, such delay shall not be a default by Landlord, render the Lease or this Amendment void or voidable, or otherwise render Landlord liable for damages, and tenant’s sole and exclusive remedy for any such delay shall be a resulting day for day postponement of the Delivery Date (and a corresponding day for day postponement of the Suite 1100 Expansion Date, as hereinafter defined). Tenant’s access to Suite 1100 between the Delivery Date and the Suite 1100 Expansion Date shall be subject to the terms and conditions of the Lease, as amended hereby, except that Tenant shall not be required to pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses for any days of such early access. Tenant’s right to possession and use of Suite 1100 for the Permitted Use and its obligations under the Lease for Suite 1100, subject to the foregoing terms and conditions, shall commence on the earlier to occur of (“Suite 1100 Expansion Date”) (i) the date Tenant completes the Suite 1100 Improvements (as hereinafter defined) in Suite 1100, (ii) October 1, 2019, or (iii) the date Tenant takes possession of any portion of Suite 1100 and uses any portion of Suite 1100 for the Permitted Use.

B.                                    Following the Suite 1100 Expansion Date, the Term of the Lease for Suite 1100 shall be coterminous with the Term of the Lease for the Existing Premises and shall terminate on the Expiration Date. Tenant shall retain the Option to renew the Term of the Lease for the entirety of the then-existing Premises in accordance with the procedure set forth in Section 2 of the Addendum to the Base Lease, subject to and in accordance with the terms thereof.

C.                                    As of the Suite 1100 Expansion Date, all references to Premises in the Lease shall include the Existing Premises inclusive of the Remaining Premises (as defined in the Third Amendment), Suite 1100, and to the extent applicable, Suite 830, and Tenant’s occupancy of Suite 1100 shall be subject to all terms of the Lease as herein specifically amended. Subject to the following terms and conditions, as of the Suite 1100 Expansion Date, the Premises described in the Lease shall consist of the Existing Premises (less Suite 830 as applicable) and Suite 1100 for a total of approximately 89,856 rentable square feet of space as outlined on Exhibit A hereto and made a part hereof by this reference. At the request of Landlord or Tenant, the parties will evidence the Suite 1100 Expansion Date and such other matters set forth therein in an agreement substantially in the form of Exhibit B attached hereto.

D.                                    For periods prior to the Suite 1100 Expansion Date, Tenant shall continue to pay Base Rent and Additional Rent for its use and occupancy of the Existing Premises in accordance with the terms of the Lease, as herein amended. Commencing on Suite 1100 Expansion Date, Tenant shall pay Base Rent for its use and occupancy of Suite 1100, which Base Rent shall be in addition to the Base Rent due with respect to the Existing Premises, pursuant to the terms of the Lease and in accordance with the following payment schedule:

Period	Annual PSF for Suite 110	Monthly Base Rent for Suite 1100
Suite 1100 Expansion Date through November 30, 2020*	$23.00	$35,218.75
December 1, 2020 through November 30, 2021	$23.50	$35,984.38
December 1, 2021 through November 30, 2022	$24.00	$36,750.00
December 1, 2022 through November 30, 2023	$24.50	$37,515.63
December 1, 2023 through November 30, 2024	$25.00	$38,281.25
December 1, 2024 through November 30, 2025	$25.50	$39,046.88
December 1, 2015 through June 30, 2026	$26.00	$39,812.50

*  Notwithstanding anything to the contrary. Tenant may occupy Suite 1100 and Base Rent applicable to Suite 1100 (but not Tenant’s Pro Rata Share of Operating Expenses applicable to Suite 1100 or any Rent payable for the Existing Promises) will be abated for a period commencing on the Suite 1100 Expansion Date and expiring 150 calendar days thereafter.

3.                                      Prior to the Suite 1100 Expansion Date, Tenant shall continue to pay Additional Rent for the Existing Premises in accordance with the terms of the Lease. Commencing on the Suite 1100 Expansion Date and for the duration of the Term, in addition to Base Rent, Tenant shall be obligated to pay Additional Rent and all other sums payable by Tenant in accordance with the Lease applicable to both the Existing Premises and Suite 1100, including, without limitation, payment of tenants Pro Rata Share of Operating Expenses. From and after the Suite 1100 Expansion Date, Tenant’s Pro Rata Share shall be 13.707%.

4.                                      Subject to the terms hereof, Tenant accepts the Existing Premises and Suite 1100 in their current “as is” condition as of the date of this Amendment and Landlord shall have no obligation to remodel or make or pay for improvements to the Existing Premises or Suite 1100 except as otherwise required herein (it being acknowledged that nothing herein shall limit Landlord’s maintenance and repair obligations described in the Lease), as follows:

A.                                    Landlord and Tenant acknowledge that Tenant is in possession of the Existing Premises pursuant to the terms of the Lease and accepts possession or the Existing Premises in its “as is” condition as of the date hereof subject to the provisions of the Lease, as amended hereby. Landlord shall deliver and Tenant shall accept Suite 1100 in its “as is” condition.

B.                                    Landlord shall provide Tenant with an allowance of up to $2,756.25 to be used for the cost of the initial test-fit of Suite 1100. Landlord shall provide Tenant with an allowance for improvements to be made to Suite 1100 of up to $1,084,125.00 (the “Allowance”). The Allowance may be used only for hard and soft construction costs associated with the design and construction of Suite 1100 (the “Suite 1100 Improvements”) and toward costs associated with: (a) consultant fees related to design and engineering, and (b) consultant fees related to the design and construction of the Suite 1100 Improvements. Tenant may use up to $110,250.00 of the Allowance for moving expenses and cabling costs. Landlord’s payment of the Allowance shall be subject to all of the following items (i)-(v) being completed to Landlord’s reasonable satisfaction and the Allowance shall be due and payable by Landlord on the 45th day after the date on which the last of the following items has been completed to Landlord’s reasonable satisfaction: (i) Tenant submits to Landlord an affidavit that all payrolls, bills for materials and any equipment and other indebtedness connected with the Suite 1100 Improvements for which Landlord or its property might in any way be responsible, have been paid or otherwise satisfied; (ii) Tenant submits to Landlord any other data, to the extent and in such form as may be designated by Landlord, which establishes the final cost of the Suite 1100 Improvements and the payment or satisfaction of all Tenant’s construction obligations, such as receipts, releases and waivers of liens arising out of the Suite 1100 Improvements; (iii) Landlord is provided with a certificate by Tenant’s architect reflecting that the Suite 1100 Improvements are complete in accordance will the Final Plans approved by Landlord; (iv) Landlord is provided with all certificates or similar sign-offs necessary for occupancy of Suite 1100 issued by the appropriate governmental authority permitting use of Suite 1100 in accordance with such approved Final Plans; and (v) Tenant has executed such other close-out documents as may be reasonably requested by Landlord. Tenant shall be responsible for any costs of the Suite 1100 Improvements which are in excess of the Allowance. Subject to the following, unless otherwise agreed by Landlord and Tenant, the Allowance shall remain available for Tenant’s use through and until December 31, 2020 (“Outside Date”), and following the Outside Date, if not previously requested, Tenant shall forfeit to Landlord any remaining unused balance of the Allowance. If following substantial completion of the Suite 1100 Improvements and prior to the Outside Date, there remains an outstanding balance of the Allowance (the “Unused Allowance”), then Tenant may use the Unused Allowance for hard and soft construction costs associated with the design and construction (the “Excess Improvements”) of other portions of the Premises, as may then exist, and such Excess Improvements shall be accomplished by Tenant as an Alteration, as such term is used in the Lease, and shall be subject to all of the terms and conditions of the Lease (including, without limitation, Article 12 thereof); provided, however, in no event may Tenant use any portion of the Unused Allowance nor may the Unused Allowance be applied towards moving expenses or as a credit against future Rent payments.

C.                                    Tenant is responsible for the diligent completion of the Suite 1100 Improvements substantially in accordance with the plans and specifications approved by Landlord (the “Final Plans”), and shall be responsible for the construction contract, construction management, the bidding process, and selection of architect, contractors, engineers and construction manager, all subject to Landlord’s consent as provided in the Lease. The Suite 1100 Improvements shall be accomplished by Tenant as an Alteration, as such term is used in the Lease, and shall be subject to all of the terms and conditions of the Lease (including, without limitation, Article 12 thereof). Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, of Tenant’s Final Plans for the Suite 1100 Improvements shall be required and Landlord shall have the right to reasonably approve Tenant’s architect, contractors, subcontractors, engineers and construction managers engaged to construct the Suite 1100 Improvements. Landlord shall approve or provide comments to Tenant’s proposed plans and specifications within 10 business days of receipt. Landlord shall be entitled to a construction management fee equal to the lesser of: (i) 1% of the Tenant’s hard costs of construction for supervision and oversight of the Suite 1100 Improvements, or (ii) the actual out of pocket costs and expenses incurred by Landlord in connection with the Suite 1100 Improvements, which construction management fee shall be deducted by Landlord from the Allowance, as well as any amounts due Landlord in accordance herewith. Tenant at its sole cost and expense shall remove any of the Suite 1100 Improvements as Landlord may designate at the time of approval of the Final Plans and restore the affected area to its original condition at the expiration or earlier termination of the Term of the Lease. The removal and restoration obligations with respect to future Alterations shall be subject to and in accordance with the terms of the Lease.

5.                                      Effective as of the Suite 1100 Expansion Date, Tenant’s Parking Allotment shall be increased by 19 garage parking spaces (the “Suite 1100 Allotment”), based on 1 unreserved garage parking space for every 1,000 rentable square foot leased by Tenant, the use of which shall be subject to the terms of the Lease, as hereby amended. Tenant shall have the right, by notice to Landlord on or prior to October 1, 2020, to license from Landlord directly or through the operator of the parking garage, if applicable, all or any portion of the Suite 1100 Allotment, and up to 10 of the parking spaces in the Suite 1100 Allotment may be designated reserved parking spaces (collectively, the “Reserved Parking Spaces”) with any remaining parking spaces being deemed to be unreserved parking spaces. Any Reserved Parking Spaces licensed by Tenant shall be located on Level P2 or Level P3 of the parking garage structure (the “Garage”) in the Building Complex, and Landlord shall designate on such parking levels of the Garage the location of any such Reserved Parking Spaces in its reasonable determination, it being acknowledged that the Reserved Parking Space may not be contiguous to each other. Tenant shall forfeit its right to any parking spaces of Suite 1100 Allotment not licensed by Tenant on or before such date and Landlord shall be relieved of its obligations to make such parking spaces available thereafter for Tenant’s use; provided, however, so long as parking spaces area available, in Landlord’s sole determination, upon Tenant’s written request, Landlord shall use commercially reasonable efforts to make available for Tenant to license any such available parking spaces up to a maximum amount of Tenant’s Parking Allotment. The Parking Rate currently charged by Landlord as of the date hereof is $200.00 per month per unreserved parking space, $250.00 per month per parking space in the reserved area, and $300.00 per month per designed reserved parking space. The Parking Rates are subject to increase in accordance with the terms of the Lease.

6.                                      In accordance with the following provisions, and in addition to the Rights of First Refusal set forth in the First Amendment and the Third Amendment, from and after the Suite 1100 Expansion Date, Landlord grants Tenant a one-time right of refusal (Tenant’s right to lease under this paragraph being referred to as Tenant’s “11th Floor ROFR”) to lease any space on the 11th floor of the Building which is either unoccupied and not subject to a lease or currently occupied but with a lease expiring during the Term (the “11th Floor ROFR Space”). Tenant’s 11th Floor ROFR is subordinate to all rights of extension, expansion, or first offer or refusal as to the 11th Floor ROFR Space in favor of other tenants in the Building in place as of the Suite 1100 Expansion Date or other tenants in the Building following the Suite 1100 Expansion Date to the extent Tenant fails to timely exercise the 11th Floor ROFR described herein, and in any event is subordinate to any rights of extension granted to any Third Party Tenant with respect to the 11th Floor ROFR Space offered to Tenant and which Tenant fails to timely exercise pursuant to the terms hereof. If Landlord receives a bona fide third party offer to lease the 11th Floor ROFR Space (or a portion thereof) that Landlord desires to accept or Landlord has received a bona fide third party offer and desires to make a final offer to such third party (each a “Third Party Tenant”), before entering into a binding agreement with the Third Party Tenant, Landlord shall give notice to Tenant of the space included in such final offer (the “3rd Party Offer Space”) and the material terms of such final offer (not including the identity of such third party) (the “3rd Party Offer”) and the terms applicable to leasing 3rd Party Offer Space to Tenant as determined in accordance with the following provisions (the “3rd Party Offer Notice”). Tenant has 7 business days after receiving Landlord’s 3rd Party Offer Notice within which to notify Landlord whether it elects to lease such 3rd Party Offer Space on the terms set forth in the 3rd Party Offer Notice, which election must be for all of the 3rd Party Offer Space. If Tenant fails to timely notify Landlord, it will be conclusively presumed that Tenant has waived its 11th Floor ROFR as to the 3rd Party Offer Space and Landlord shall be free to lease the 3rd Party Offer Space to such third party specific to the 3rd Party Offer Notice. The completion of the improvements in and serving the 3rd Party Offer Space and commencement of Tenant’s right to occupy the 3rd Party Offer Space shall be generally determined in accordance with the Work Letter attached to the Lease, with timing to be adjusted to reflect the date on which a space plan is approved for the 3rd Party Offer Space, assuming that such space plan is required to be submitted by Tenant within 30 business days of Tenant’s receipt of the 3rd Party Offer Notice.

7.                                      Landlord and Tenant represent and warrant to the other that neither has employed any broker with respect to this Lease and has no knowledge of any broker’s involvement in this transaction except Cushman & Wakefield of Colorado, Inc., which is representing Landlord (“Landlord’s Broker”), and Newmark Knight Frank, which is representing Tenant (“Tenant’s Broker”). Each party shall indemnify the other against any expense incurred by a party as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by the other party or claiming by, through, or under the other party, other than Landlord’s Broker and Tenant’s Broker. Tenant acknowledges Landlord is not liable for any representations by Landlord’s Broker or Tenant’s Broker regarding the Premises, Building, Building Complex, or this Amendment.

8.                                      If there is any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment govern. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any one or more counterpart signature pages may be removed from one counterpart of the Amendment and annexed to another counterpart of the Amendment to form a completely executed original instrument without impairing the legal effect of the signature thereon. Signatures transmitted by facsimile or other static electronic form shall be binding as originals on the parties hereto.

9.                                      Time is of the essence herein.

[Remainder of Page Intentionally Left Blank — Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

FSP 1001 17TH STREET LLC, a Delaware limited liability company		PING IDENTITY CORPORATION, a Delaware corporation

By: FSP Property Management LLC, its asset manager		By:	/s/ Lauren Romer
		Print Name:	Lauren Romer
		Print Title:	Chief Legal Officer

By:	/s/ William S. Friend, Jr.
William S. Friend, Jr., Executive Vice President - Regional Director

GUARANTOR’S ACKNOWLEDGEMENT

By its signature below, the undersigned Guarantor acknowledges and approves the modifications of the Lease and the Guaranty as set forth in this Amendment and agree that the obligations under the Guaranty, including, but not limited to, the obligation to remain primarily and directly liable for payment obligations under the Lease, remain in full force and effect as to obligations arising under the Lease, as amended pursuant to this Amendment.

GUARANTOR:

ROARING FORK INTERMEDIATE, LLC,
a Delaware limited liability company

By:	/s/ Andre Durand
Print Name:	Andre Durand
Title:	Treasurer

EXHIBIT A
TO
FIFTH AMENDMENT TO LEASE AGREEMENT

Suite 1100

EXHIBIT B
TO
FIFTH AMENDMENT TO LEASE AGREEMENT

FORM OF COMMENCEMENT DATE MEMORANDUM

COMMENCEMENT DATE MEMORANDUM

THIS COMMENCEMENT DATE MEMORANDUM is made and entered into as of            , 201   by and between FSP 1001 17TH STREET LLC, a Delaware limited liability company (“Landlord”), and PING IDENTITY CORPORATION, a Delaware corporation (“Tenant”)

RECITALS:

1.                                      Landlord and Tenant are parties to a certain Fifth Amendment to Lease Agreement dated as of               , 2019 (“Amendment”) which amends that certain Lease Agreement dated January 21, 2011 as amended by that certain First Amendment to Lease Agreement dated November 12, 2015, that certain Second Amendment to Lease Agreement dated December 6, 2017, that certain Third Amendment to Lease Agreement dated August 21, 2018, and that certain Fourth Amendment to Lease Agreement dated effective February 1, 2019, between Landlord and Tenant (collectively, as amended the “Lease”), relating to those certain Existing Premises and Suite 1100 located in the building located at 1001 17th Street, Denver, Colorado 80202. Terms not otherwise defined herein shall have the meanings set forth in the Amendment.

2.                                      Landlord and Tenant desire to confirm the Suite 1100 Expansion Date, the agreed upon rentable square footage of Suite 1100, and such other matters as may be provided hereunder.

ACKNOWLEDGMENTS:

Pursuant to Section 1.C. of the Amendment and in consideration of the facts set forth in the Recitals, Landlord and Tenant acknowledge and agree as follows:

1.                                      All capitalized terms not otherwise defined in this Memorandum have the meanings ascribed to them in the Amendment.

2.                                      The Suite 1100 Expansion Date under the Lease is [        ].

3.                                      Tenant confirms Landlord has delivered possession of Suite 1100 to Tenant and Tenant has accepted Suite 1100.

Landlord and Tenant each caused this Memorandum to be executed by its duly authorized representative as of the day and date written above. This Memorandum may be executed in counterparts, each of which is an original and all of which constitute one instrument.

[Remainder of Page Intentionally Left Blank - Signatures Follow]

LANDLORD:

FSP 1001 17TH STREET LLC,
a Delaware limited liability company

By: FSP Property Management LLC, its asset manager

By:
William S. Friend, Jr.,
Executive Vice President —Regional Director

TENANT:

PING IDENTITY CORPORATION,
a Delaware corporation

By:
Name:
Its: